AMENDMENT NO. 2
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                       NEIGHBORCARE, INC. (THE "COMPANY")
                                      AND
                         ROBERT A. SMITH ("EXECUTIVE")

     WHEREAS, Executive is currently employed by the Company;

     WHEREAS, the terms of Executive's employment are currently governed by that certain amended and restated employment agreement, amended and restated as of December 9, 2003 and amended as of February 11, 2005 (the "Employment

Agreement"); and

     WHEREAS, Executive could have Good Reason pursuant to the terms of the

Employment Agreement to terminate his employment with the Company upon a Change of Control that results in the Company becoming a subsidiary of another entity and no longer publicly traded; and

     WHEREAS, in the event of a Change of Control, it is likely to be in the interest of the Company for Executive to be obligated to continue his employment with the Company for a period of at least six months following such Change of

Control, to assist with transition and for other reasons; and

     WHEREAS, the Company and Executive wish to amend the terms of the

Employment Agreement effective as of a Change in Control of the Company (as currently defined in Section 1.04 of the NeighborCare, Inc. Severance Pay Plan),

on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

     1.   Section 4(d) of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:  "Notwithstanding the foregoing,

Executive agrees not to

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exercise Executive's right to resign for Good Reason pursuant to Section

4(d)(iv) hereof until the end of the six (6) month period commencing on the effective date of a Change of Control, so long as Executive continues to be employed in the same position and title at the Company with substantially similar responsibilities and duties during such six-month period (taking into account that the Company may be a subsidiary and no longer publicly traded following such Change of Control)."

     2.   Section 8(b) of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof: "Notwithstanding the foregoing,

Executive shall not be prohibited from undertaking the actions referred to in

Sections 8(b)(i) and 8(b)(iii) above if such actions are on behalf of a company that is only competitive with the retail pharmacy business of the Company (as such retail pharmacy business of the Company is in effect as of immediately prior to a Change of Control)."

     3.   Except as provided in this Amendment No. 2, the terms and conditions of the Employment Agreement shall remain unchanged.

     4.   This Amendment No. 2 shall be of no further force or effect if a

Change in Control of the Company does not occur on or prior to December 31,

2005.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


/s/ Robert A. Smith                      NeighborCare, Inc.
--------------------------
    Robert A. Smith

                                         By: /s/ Kathleen F. Ayres

                                        ------------------------------------
July 12, 2005                            Name:   Kathleen F. Ayres
                                         Title:  Senior Vice President, Human
                                                 Resources

                                         July 12, 2005